Exhibit 99.1
News Release

Contact:	Joseph F. Furlong	or	Stephen L. Clanton
	President and CEO		Executive VP & CFO
	(615) 221-8884		(615) 221-8884
Primary Contact
             For Immediate Release
AMERICAN HOMEPATIENT REPORTS FINANCIAL RESULTS FOR
THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2006

BRENTWOOD, Tenn. (March 13, 2007) — American HomePatient, Inc. (OTCBB: AHOM), one of the nation’s largest home health care providers, today announced its financial results for the fourth quarter and year ended December 31, 2006.
For the quarter ended December 31, 2006, revenues were $84.3 million compared to $83.6 million for the fourth quarter of 2005, representing an increase of $0.7 million, or 0.8%.
For the year ended December 31, 2006, revenues were $328.1 million compared to $328.4 million for 2005, representing a decrease of $0.3 million, or 0.1%. Compared to 2005, Medicare reimbursement reductions negatively affected revenues for the year ended December 31, 2006 by approximately $6.6 million. Without these reductions, revenues for 2006 would have increased approximately $6.3 million, or 1.9%.
The Company’s revenue growth for the quarter and the year were primarily the result of internal growth associated with the Company’s respiratory-related product lines, including sleep therapy, oxygen, and inhalation drugs, partially offset by decreases in revenues associated with non-focus product lines, including certain durable medical equipment items and infusion therapy.

Net income for the fourth quarter of 2006 was $1.1 million compared to $1.7 million for the fourth quarter of 2005, representing a decrease of $0.6 million. Diluted net income per share for the fourth quarter was $0.06 compared to $0.10 for the same quarter last year. Medicare reimbursement changes decreased net income by approximately $2.9 million, or $0.16 per diluted share, in the fourth quarter of 2006 compared to the same quarter of 2005. The impact of Medicare reimbursement changes for the fourth quarter of 2006 was primarily comprised of an increase in cost of sales due to a shift in product mix related to changes in inhalation drug reimbursement.
Net loss for the year ended December 31, 2006 was $(2.6) million compared to $7.7 million net income for 2005, representing a decrease of $10.3 million. Diluted net loss per share for 2006 was $(0.15) compared to diluted net income per share of $0.43 for 2005. Medicare reimbursement changes decreased net income by approximately $13.4 million, or $0.75 per diluted share, in 2006 compared to 2005. The impact of Medicare reimbursement changes for the year ended December 31, 2006 was comprised of a $6.6 million decrease in net revenues and a $6.8 million increase in cost of sales due to a shift in product mix related to changes in inhalation drug reimbursement.
Operating expenses declined in the fourth quarter of 2006 compared to the fourth quarter of 2005 by approximately $2.0 million and, for the year ended December 31, 2006, operating expenses declined approximately $2.7 million compared to the same period in 2005. The Company continues to pursue a variety of initiatives designed to improve operating efficiencies and reduce operating costs and the aforementioned decreases are largely the result of these initiatives.
For the fourth quarter of 2006, general and administrative expenses increased $0.7 million compared to the fourth quarter of 2005. For the year ended December 31, 2006, general and administrative expenses increased by approximately $1.3 million compared to the same period in 2005. General and administrative expenses were affected in the current year by increases in certain expenses associated with the start up of an inhalation drug pharmacy operation, enhancements to information systems and processes, and additional centralization of field activities. Also, the Company’s adoption of SFAS 123R “Share-Based Payment” effective January 1, 2006 increased general and administrative expenses by $0.2 million and $0.6 million in the fourth quarter and year ended December 31, 2006, respectively.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $13.4 million for the fourth quarter of 2006 and 2005. For the year ended December 31, 2006, EBITDA was $48.4 million compared to $53.2 million for the same period in 2005. Medicare reimbursement reductions, as discussed above, reduced EBITDA by approximately $2.9 million in the fourth quarter of 2006, and approximately $13.4 million for the year ended December 31, 2006. Earnings before interest, taxes, depreciation, and amortization is a non-GAAP financial measurement that is calculated as net income excluding interest, taxes, depreciation and amortization.
Net revenue and net income in 2007 will continue to be affected by Medicare reimbursement reductions. The Company estimates that net revenue and net income in 2007 will be reduced by approximately $3.8 million compared to 2006 as a result of decreases in reimbursement for oxygen and oxygen equipment which went into effect January 1, 2007, as well as changes in payment methodology for certain durable medical equipment and respiratory assist devices. This estimate does not include the potential impact of the implementation of a Medicare competitive bidding program for oxygen and durable medical equipment or the potential impact of possible changes in coverage for certain inhalation drugs.
The Company also announced that its 2007 Annual Meeting of Stockholders is scheduled to be held on May 30, 2007. The Company’s proxy statement and information indicating time and place of Annual Meeting will be sent to the Company’s stockholders of record at a later date.
American HomePatient, Inc. is one of the nation’s largest home health care providers with 249 centers in 34 states. Its product and service offerings include respiratory services, infusion therapy, parenteral and enteral nutrition, and medical equipment for patients in their home. American HomePatient, Inc.’s common stock is currently traded in the over-the-counter market or, on application by broker-dealers, in the NASD’s Electronic Bulletin Board under the symbol AHOM or AHOM.OB.
American HomePatient, Inc. prepares its financial statements in accordance with U.S. generally accepted accounting principles (GAAP). American HomePatient, Inc. also provides information related to non-GAAP financial measurements such as EBITDA, and from time to time, other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of its business. To enable interested parties to reconcile non-GAAP measures to the Company’s GAAP financial statements, the Company clearly defines EBITDA and quantifies all other adjustments to GAAP measurements (see Schedule B). The Company provides EBITDA information, a widely used non-GAAP financial measurement, as a performance measure to assist in analyzing the Company’s operations and in comparing the Company to its competitors. The Company provides other non-GAAP financial measurements that adjust for certain items outside of the ordinary course of business in order to assist in comparing the Company’s current operating performance to its historical performance. These adjustments typically reflect non-recurring items but sometimes reflect items, such as dispositions of assets and restructuring charges that are not technically non-recurring but are outside of the ordinary course of operations. Investors should note that such measures may not be comparable to similarly titled measures used by other companies, and investors are encouraged to use this information only in connection with the information contained in the Company’s GAAP financial statements.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties regarding current and future reimbursement rates, as well as reimbursement reductions and the Company’s ability to mitigate the impact of the reductions. These risks and uncertainties are in addition to risks, uncertainties, and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Schedule A
American HomePatient, Inc.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues, net	$84,319	$83,606	$328,080	$328,418
Cost of sales and related services	23,063	20,799	84,847	79,441
Cost of rentals and other revenues, including rental equipment depreciation	10,794	10,106	45,106	39,879
Operating expenses	37,964	39,943	156,104	158,851
Bad debt expense	2,725	2,360	10,829	9,438
General and administrative expenses	5,012	4,265	18,052	16,749
Depreciation, excluding rental equipment, and amortization	839	1,206	3,636	3,645
Interest expense, net	4,174	4,234	17,162	17,141
Other expense (income), net	142	52	(335)	(365)
Earnings from unconsolidated joint ventures	(1,562)	(1,192)	(5,373)	(4,816)

Income (loss) from operations before reorganization items and income taxes	1,168	1,833	(1,948)	8,455
Reorganization items	7	51	291	384

Income (loss) from operations before income taxes	1,161	1,782	(2,239)	8,071
Provision for income taxes	87	57	348	327

Net income (loss)	$1,074	$1,725	$(2,587)	$7,744

Basic income (loss) per common share	$0.06	$0.10	$(0.15)	$0.45
Diluted income (loss) per common share	$0.06	$0.10	$(0.15)	$0.43

	December 31,	December 31,
	2006	2005
	(unaudited)
Cash and cash equivalents	$6,786	$4,444
Restricted cash	650	650
Net patient receivables	53,711	55,222
Other receivables	603	1,242

Total receivables	54,314	56,464
Net inventories	12,288	14,197
Other current assets	4,430	8,674

Total current assets	78,468	84,429
Property and equipment, net	51,411	56,981
Goodwill	121,834	121,834
Other assets	24,958	24,390

Total Assets	$276,671	$287,634

Accounts payable	$19,345	$18,110
Current portion of long-term debt and capital leases	1,063	908
Other current liabilities	26,720	30,276

Total current liabilities	47,128	49,294
Long-term debt and capital leases, less current portion	250,194	250,111
Other noncurrent liabilities	47	50

Total liabilities	297,369	299,455
Minority interest	618	635
Total shareholders’ deficit	(21,316)	(12,456)

Total Liabilities and Shareholders’ Deficit	$276,671	$287,634

Schedule B
American HomePatient, Inc.
Reconciliation of Non-GAAP Financial Measurements to GAAP Financial Statements
(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Net income (loss) (Note A)	$1,074	$1,725	$(2,587)	$7,744
Add:
Provision for income taxes	87	57	348	327
Interest expense, net	4,174	4,234	17,162	17,141
Rental equipment depreciation (Note B)	7,222	6,135	29,851	24,307
Other depreciation and amortization	839	1,206	3,636	3,645

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$13,396	$13,357	$48,410	$53,164

Note A: Net income in the fourth quarter of 2006 and the year ended December 31, 2006 was impacted by $202 and $628, respectively of non-cash stock-based compensation expense associated with the required adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”.
Note B: The increase in rental equipment depreciation in the fourth quarter and year ended December 31, 2006 was partly attributable to additional depreciation expense associated with a decrease in the depreciable lives of certain rental equipment assets as a result of reductions by Medicare in rental periods for various types of durable medical equipment. Rental equipment depreciation was also affected in the current year by write-offs associated with the disposal and obsolescence of certain rental equipment assets in connection with the implementation of an automated asset tracking system. The increase in cost of rentals in the current quarter and year is primarily attributable to this increased rental equipment depreciation.